PROSPECTUS
----------

                         [LOGO] QUAKER CHEMICAL
                                  CORPORATION


                             500,000 SHARES
                                   OF
                              COMMON STOCK
                           ($1.00 PAR VALUE)


                               ----------


                      QUAKER CHEMICAL CORPORATION
             DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               ----------


    This Prospectus relates to 500,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Quaker Chemical Corporation (the "Company") to be offered for purchase under this Dividend
Reinvestment and Stock Purchase Plan (the "Plan").

    Shares of Common Stock offered hereby will, at the option of the Company, represent newly issued shares or shares held in the treasury of the Company. The price of the Common Stock so issued will be the average of the daily high and low prices of the Common Stock for the five trading days immediately preceding the date the shares are to be issued as reported on the New York Stock Exchange. See "Investment Date and Pricing." Participants will not incur brokerage fees or commissions in connection with purchases of Common Stock. See "Costs to Participants."

                               ----------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
   HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is May 21, 1997.

                         AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. The Company files its reports and other information electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange, and reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities registered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all aspects by such reference.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are hereby incorporated, as of their respective filing dates, by reference in this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (b) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on August 2, 1996 with the Commission.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    The Company will furnish without charge to each person, including any beneficial owner to whom this Prospectus is delivered, on the written request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests in writing or by telephone should be directed to the Company's Investor Relations Department at Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, PA 19428, telephone number (610) 832-4119.

                              THE COMPANY

    The Company, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of high-quality chemical specialty products and a provider of fluid management services for industrial customers, primarily steel, automotive, and can makers around the globe.


                            USE OF PROCEEDS

    The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be purchased under the Plan or the aggregate amount of net proceeds that the Company will receive for any newly issued or treasury shares of Common Stock purchased under the Plan. All of the net proceeds from the sale of any newly issued or treasury shares of Common Stock will be used for the general corporate purposes of the Company.


                                THE PLAN

    The Plan was authorized by the Company's Board of Directors on December 18, 1996. The text of the Plan is set forth below.


                  PURPOSE AND DESCRIPTION OF THE PLAN

    The Plan is a convenient and economical way for existing shareholders to increase their holdings of Common Stock. The Plan is administered by American Stock Transfer & Trust Company (the "Plan Administrator"), the Company's transfer agent. This Prospectus describes the Plan in detail and should be read carefully before deciding to participate.

    Participation is entirely voluntary and no advice or recommendation is being given relative to the decision to join the Plan. However, should a potential Participant decide to take advantage of the benefits available under this Plan, an enrollment form and reply envelope are enclosed.


                       ADVANTAGES TO PARTICIPANTS

    Participation in the Plan provides an economical means for Participants to increase their holdings of Common Stock through the reinvestment of dividends, or through optional cash purchases without brokerage commissions or transaction expenses.

    The Participant's funds are used to purchase both full and fractional shares, carried out to three decimal places. All shares are credited to an account in the Participant's name and held in book-entry form.

    Easy-to-read statements of the Participant's year-to-date account activity will be sent to the Participant after each investment transaction.

    The Participant may withdraw the Participant's holdings of Common Stock at any time or may request the Plan Administrator to sell the Participant's shares.

    The Plan offers a stock safekeeping service whereby Participants may deposit their Common Stock certificates with the Plan Administrator and have their ownership of such Common Stock maintained on the Plan
Administrator's records as part of their account.

    Regular investments provide for the benefits associated with dollar-cost averaging.

    Participants may make transfers or gifts of Common Stock at no charge.

    The Plan provides for an automatic monthly withdrawal of funds from a Participant's checking or savings account at a qualified financial institution. The Participant simply completes and signs an automatic debit enrollment form, provides the necessary information, together with a voided blank check or checking or savings account deposit slip, and designates the amount and the account from which the funds are to be withdrawn each month.

                             ADMINISTRATION

    The Plan Administrator will hold shares of Common Stock acquired under the Plan, keep records, send statements of account activity to Participants, and perform other duties related to the Plan.
Participants may contact the Plan Administrator by writing to:

                American Stock Transfer & Trust Company
                Dividend Reinvestment Department
                40 Wall Street
                New York, NY 10005

or by telephoning the Plan Administrator at 1-800-278-4353.
Customer Service Representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time.


                              ELIGIBILITY

    Any person or entity who owns shares of Common Stock is eligible to participate in the Plan, provided that: (i) such person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company or the Participant.

    Beneficial owners of Common Stock whose shares are registered in names other than their own (for example, in the name of a broker, bank, nominee or other record holder) must either arrange participation with the broker, bank, nominee or other record holder or have their shares of Common Stock transferred into their own names.


                         ENROLLMENT PROCEDURES

    An eligible person or entity not currently enrolled in the Plan may commence reinvestment of dividends by returning the enclosed enrollment form to the Plan Administrator. Participants may also choose to send in optional cash purchases of Common Stock for at least $300, but not more than the maximum in any calendar year of $24,000 (see "Methods of Investment"). Your account registration appears on the enclosed enrollment form, and you should be sure to sign exactly as your name appears on your stock certificates.

    Choosing either of the following options still entitles the Participant to take advantage of the Optional Cash Purchase feature:

    1. Reinvest All Dividends (FULL)_This option will allow the Plan Administrator to apply all dividends due the Participant toward the purchase of additional shares of Common Stock.

    2. Reinvest None and Receive A Check For Dividends_This option does not provide for the reinvestment of any dividends due the Participant. All dividends will be sent to the Participant in the form of a check for all the Participant's shares whether held by the Participant in certificate form or held in the Participant's Plan account in book-entry form.


                         METHODS OF INVESTMENT

CHECK INVESTMENT

    In addition to increasing the Participant's holdings of the Common Stock through the reinvestment of dividends, the Participant may also send the Plan Administrator periodic investments in the form of a check or money order ("Optional Cash Purchase"). The check or money order must be made payable to American Stock Transfer & Trust Company in U.S. dollars. Third-party checks are not accepted. All checks must be drawn on a U.S. bank, in U.S. currency. All checks should be sent to the Plan Administrator at the address listed on the Optional Cash tear-off form attached to each statement the Participant receives or, if making an investment when enrolling, with the enrollment form. Optional Cash Purchases may be made in any amount not less than $300 (in U.S. dollars), subject to the annual maximum of $24,000.

AUTOMATIC INVESTMENT FROM A BANK ACCOUNT

    As an alternative to sending checks for Optional Cash Purchases, the Plan provides for an automatic monthly withdrawal of funds from a Participant's checking or savings account at a qualified financial institution. The Participant simply completes and signs an automatic debit enrollment form, provides the necessary information, together with a voided blank check or checking or savings account deposit slip, and designates the amount and the account from which the funds are to be withdrawn each month.

    Participants may change or terminate an automatic monthly withdrawal of funds by completing and submitting to the Plan Administrator a new automatic debit enrollment form; provided, however, that to be effective with respect to a particular Investment Date, as defined herein, the new automatic debit enrollment form must be received by the Plan Administrator no later than two weeks prior to the Investment Date. Also, a Participant can cancel any payment scheduled to be made by automatic debit, provided such request is received by the Plan Administrator at least two business days prior to the date of the debit.

    Whether participating through the use of check/money orders or through the debit feature, the minimum of $300 with an annual maximum Optional Cash Purchase limit of $24,000 applies.


                      INVESTMENT DATE AND PRICING

    The Company may issue newly issued or treasury shares pursuant to the Plan.

    The Plan Administrator will commingle all funds received from Participants whether from Optional Cash Purchases from registered shareholders or from reinvested Company-paid dividends toward the purchase of Common Stock, provided such funds were received by the Plan Administrator no later than at least two business days preceding the 15th day or the last day of each month (the "Investment Date"). If the 15th day or the last day of the month, as the case may be, is not a day on which the New York Stock Exchange is open, then the investment will occur on the next succeeding business day. When the Company pays a cash dividend, for that period the dividend payment date will be the Investment Date.

    The price of newly issued or treasury shares of Common Stock purchased from the Company will be the average of the daily high and low prices of the Common Stock for the five trading days immediately preceding the applicable dividend payment or Investment Date, as the case may be, reported on the New York Stock Exchange.

    Optional Cash Purchases not received before two business days preceding an Investment Date will not be invested until the next succeeding Investment Date.

    No interest is paid on amounts held pending investment.
Participants may request a return of any uninvested Optional Cash
Purchase provided such request is received by the Plan Administrator no later than two business days before the Investment Date.


                         COSTS TO PARTICIPANTS

    There are no initiation fees, brokerage commissions, service charges, or other regular expenses to be paid by a Participant. All costs of administration of the Plan, including the fees of the Plan Administrator, will be paid by the Company. However, Participants requesting the Plan Administrator to sell some or all of a Participant's shares will be charged an administrative service charge of $7.50 plus applicable brokerage commissions per request.


                           SHARE SAFEKEEPING

    The Plan provides a stock deposit feature to eliminate the need for Participants to hold physical stock certificates. If a Participant currently holds physical stock certificates and would like to combine these shares with the Participant's shares held in book-entry form, the Participant must send the Plan Administrator the stock certificates and a letter of instructions. There is no charge for this service. The certificates do not need to be endorsed. Stock certificates should be sent by certified or registered/insured mail or by some other safe means as the Participant bears the risk of loss in transit.

           REPORTS TO PARTICIPANTS CONCERNING ACCOUNT STATUS

    Each time there is investment activity in a Participant's account, the Participant will receive a statement that shows the amount invested, purchase price, and the number of shares purchased/sold. A Participant should ensure that the Plan Administrator is promptly notified of any address change. In addition, each Participant will receive copies of the same communications sent to all other holders of Common Stock, such as annual reports and proxy statements. Participants will also receive any Internal Revenue Service ("IRS") information returns if so required.


                REQUESTING THE ISSUANCE OF A CERTIFICATE

    The Participant may obtain a certificate (at no cost) for some or all of the Participant's shares at any time by simply requesting the Plan Administrator to withdraw shares from the Participant's Plan balance. The Participant may make such a request by using the tear-off form attached to the account statement. Certificates are normally issued to Participants within five business days of receipt of the request. Withdrawing shares from the Participant's account balance does not affect the Participant's dividend option (i.e., dividends will continue to reinvest if previously elected on the enrollment form).


                    SELLING SHARES THROUGH THE PLAN

    Shares held in a Participant's Plan account can be sold on the Participant's behalf at any time by simply using the tear-off portion of the account statement for this purpose. Upon receipt of a request to sell some or all of a Participant's shares, the Plan Administrator will process the sale on the open market within five business days of receipt and remit the proceeds to the Participant, less an administrative charge of $7.50 plus applicable brokerage commissions. Proceeds are normally paid by check and are distributed to the selling Participant within three business days after the sale takes place on the open market.


                      TERMINATION OF PARTICIPATION

    A Participant can stop reinvesting dividends at any time, provided the Participant notifies the Plan Administrator on or before the 10th business day preceding a dividend payment date. If the Participant's request to cease dividend reinvestment is received after the 10th business day preceding a dividend payment date, then the dividend will be reinvested, and the account will not be closed until after the shares have been allocated to all Participants as a result of the dividends being reinvested. A Participant wishing to cease dividend reinvestment can do so by either requesting that a new enrollment form be sent, and the Participant can change the Participant's option to "Reinvest None and Receive A Check For Dividends" while still keeping his or her shares in a book-entry account with the Plan Administrator, or the Participant can request all shares be issued in the form of a stock certificate and a check issued for the value of any fractional share amount. Alternatively, Participants can also request all shares be sold on the open market and a check be remitted for the net proceeds of all full and fractional shares.


             STOCK SPLIT, STOCK DIVIDEND OR RIGHTS OFFERING

    Any dividends in Common Stock or split shares distributed by the Company to Participants will be added to the Plan book-entry balance. Participants can also request physical certificates. A statement will be mailed to all Participants indicating the number of shares/dividends earned as a result of the transaction. In the event of a rights offering, the Participant will receive rights based upon the total number of whole shares owned whether the shares are held in the form of a physical certificate or held in book-entry form.


                     IMPORTANT TERMS AND CONDITIONS

INSUFFICIENT FUNDS

    In the event that any check is returned unpaid for any reason or a Participant's predesignated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of such purchase null and void and shall immediately remove from the Participant's account any shares already purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's account necessary to satisfy the uncollected balance.

TAX INFORMATION

    Participants are advised to consult their own tax advisor with respect to the tax consequences of participation in the Plan (including federal, state, local, and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

    If a Participant has failed to furnish a valid taxpayer identification number to the Plan Administrator, unless the Participant is exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Plan Administrator must withhold 31% from the amount of dividends, the proceeds of the sale of a fractional share, and the proceeds of any sale of whole shares. In addition, if a new Participant fails to certify that such Participant is not subject to withholding interest and dividend payments under Section 3406(a)(1)(D) of the Code, then 31% must be withheld from the amount of dividends, and the remaining amount of dividends will be reinvested. In the case of foreign Participants whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends, and the remaining amount of dividends will be reinvested. Dividends reinvested under the Plan will be treated in the same manner as if the Participant had received the dividends in the form of cash and as such are reportable on Form 1099-D.

VOTING SHARES

    A Participant will be sent a proxy card representing both the shares for which the Participant holds physical certificates and the shares held in the Participant's account. Such shares will be voted as indicated by the Participant on the returned proxy card. Fractional shares will be voted. If the proxy card is returned signed by the Participant and no voting instructions are given with respect to any item thereon, all of the Participant's shares will be voted in accordance with the recommendations of the Company's management. This is the same procedure that is followed for all other shareholders who return proxy cards and do not provide instructions. If the proxy card is not returned, or if it is returned unsigned by the registered owner(s), none of the Participant's shares will be voted.

RESPONSIBILITIES OF THE PLAN ADMINISTRATOR AND THE COMPANY

    The Company and the Plan Administrator reserve the right to suspend, modify, or terminate the Plan at any time. All Participants will receive notice of any such suspension, modification, or termination. Upon termination of the Plan, certificates for whole shares held in a Participant's account will be issued, and a cash payment will be made for any fractional share.

    All questions as to the validity, form, eligibility, and acceptance of all payments to or under the Plan will be determined solely by the Company, which determinations will be final and binding. No alternative, conditional, or contingent payments will be accepted. The Company reserves the absolute right to reject any or all payments for any reason. The Company also reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of the Plan shall be final and binding.

    The Plan Administrator also reserves the right to terminate any Participant's account that does not own at least one whole share. In the event a Participant's account is terminated in this regard, a check for the cash value of the fractional share will be sent to the Participant, and the account will be closed.


                        LIMITATION OF LIABILITY

    Neither the Plan Administrator nor the Company will be liable for any act or omission to act, done in good faith, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death along with a request to terminate participation from a qualified representative of the deceased and (ii) with respect to the prices at which shares are purchased for the Participant's account and the times such purchases are made; provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Exchange Act or other applicable federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company under this provision, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

    Participants should recognize that neither the Plan Administrator nor the Company can assure them of a profit or protect them against a loss on shares purchased by them under the Plan.

    Although the Company contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of the Board of Directors of the Company and will depend upon future earnings, the financial condition of the Company, and other factors.


                    FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO NON-FOREIGN SHAREHOLDERS PARTICIPATING IN THE PLAN. SINCE THIS IS ONLY A SUMMARY AND SINCE STATE AND LOCAL TAX LAWS MAY VARY, A SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

    In general, Participants who reinvest cash dividends under the Plan will have the same federal income tax consequences with respect to their dividends as shareholders who are not Participants in the Plan. On each dividend payment date, Participants will be treated as having received a distribution equal to the cash dividend reinvested. Generally, such distribution will be taxable to Participants as ordinary dividend income to the extent of such Participant's share of the Company's current or accumulated earnings and profits for federal income tax purposes. The amount, if any, of such distribution in excess of such earnings and profits will reduce a Participant's tax basis in the shares of Common Stock with respect to which such distribution was received and, to the extent in excess of such basis, will result in capital gain. Certain corporate Participants may be entitled to a dividends-received deduction with respect to amounts treated as ordinary dividend income. Corporate Participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.

    Participants should not be treated as receiving an additional distribution based upon their pro rata shares of the Plan administration costs paid by the Company. There can be no assurance, however, that the Internal Revenue Service will agree with this position. The Company has no present plans to seek a ruling from the Internal Revenue Service on this issue.

    Shares, or any fraction thereof, of Common Stock purchased with reinvested cash dividends will have a tax basis equal to the amount of such reinvested dividends, increased by any related brokerage fees or commissions treated as a dividend to the Participant. Shares or any fraction thereof purchased with supplemental cash payments will have a tax basis equal to the amount of such payments. Such shares or any fraction thereof purchased under the Plan will have a holding period beginning on the day following the Investment Date.

    Participants will not recognize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their request for such certificates or upon withdrawal from or termination of the Plan. Participants, however, may recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by Participants themselves after receipt of certificates for shares from the Plan. In addition, Participants may recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference, if any, between the amount which the Participant receives for the Participant's shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the Participant sells less than all of the Participant's shares). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares or fractional share exceeds one year.

    Dividends which are reinvested pursuant to the Plan may be subject to the "backup withholding" tax generally applicable to dividends unless the Participant provides the Company with the Participant's taxpayer identification number or is otherwise exempt from "backup withholding."

                      THE COMPANY'S CAPITAL STOCK

    The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $1.00 par value, and 10,000,000 shares of Preferred Stock, $1.00 par value. As of December 31, 1996, there were 8,619,557 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

    Holders of Common Stock acquired on or prior to May 6, 1987 are entitled to 10 votes per share of Common Stock held on such date. Holders of shares of Common Stock acquired after May 6, 1987 are entitled to one vote per share acquired after such date until such shares are held for 36 consecutive months, at which time each such share of Common Stock is entitled to 10 votes. Holders of Common Stock are not entitled to cumulative voting in the election of directors.


                             LEGAL MATTERS

    The validity of the newly issued shares of Common Stock offered hereby will be passed upon for the Company by Fox, Rothschild, O'Brien & Frankel, LLP, 2000 Market Street, Philadelphia, PA 19103.


                                EXPERTS

    The consolidated financial statements included in the Company's Annual Report on Form 10-K at and for each of the three years in the period ended December 31, 1996, and incorporated by reference in the Registration Statement, have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

===================================    ===================================

NO DEALER,  SALESMAN, OR  ANY OTHER
PERSON  IS  AUTHORIZED  TO GIVE ANY
INFORMATION   OR   TO   MAKE    ANY
REPRESENTATIONS  OTHER  THAN  THOSE
CONTAINED   OR   INCORPORATED    BY
REFERENCE IN THIS PROSPECTUS,  AND,
IF GIVEN OR MADE, SUCH  INFORMATION
OR  REPRESENTATION   MUST  NOT   BE
RELIED   UPON   AS   HAVING    BEEN
AUTHORIZED  BY  THE  COMPANY.  THIS
PROSPECTUS DOES  NOT CONSTITUTE  AN
OFFER TO SELL OR A SOLICITATION  OF              QUAKER CHEMICAL
AN  OFFER  TO  BUY  ANY  OF   THESE                CORPORATION
SECURITIES IN  ANY JURISDICTION  TO
ANY PERSON TO  WHOM IT IS  UNLAWFUL
TO MAKE SUCH OFFER OR  SOLICITATION
IN SUCH JURISDICTION.  NEITHER  THE                ----------
DELIVERY OF THIS PROSPECTUS NOR ANY
SALE  MADE  HEREUNDER  SHALL, UNDER
ANY   CIRCUMSTANCES,   CREATE   ANY        QUAKER CHEMICAL CORPORATION
IMPLICATION THAT THERE HAS BEEN  NO         DIVIDEND REINVESTMENT AND
CHANGE IN  THE FINANCIAL  CONDITION            STOCK PURCHASE PLAN
AND  AFFAIRS  OF  THE COMPANY SINCE
THE DATE OF THIS PROSPECTUS.
                                                   ----------
            ----------

         TABLE OF CONTENTS                       500,000 SHARES
                                                  COMMON STOCK
                               PAGE
                               ----
Available Information ........... 2                PROSPECTUS
Incorporation of Certain
  Document by Reference ......... 2                ----------
The Company ..................... 3
Use of Proceeds ................. 3
The Plan ........................ 3
Purpose and Description of
  the Plan ...................... 3
Advantages to Participants ...... 3
Administration .................. 4
Eligibility ..................... 4
Enrollment Procedures ........... 4
Methods of Investment ........... 4
Investment Date and Pricing ..... 5
Costs to Participants ........... 5
Share Safekeeping ............... 5
Reports to Participants
  Concerning Account Status ..... 6
Requesting the Issuance of
  a Certificate ................. 6
Selling Shares Through the Plan.. 6
Termination of Participation .... 6
Stock Split, Stock Dividend or
  Rights Offering ............... 6
Important Terms and Conditions .. 6
Limitation of Liability ......... 7
Federal Income Tax Consequences.. 8
The Company's Capital Stock ..... 9
Legal Matters ................... 9
Experts ......................... 9               MAY 21, 1997

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